Item 77C Deutsche High Income Opportunities
Fund, Inc.

Stockholder Meeting Results

The Annual Meeting of Stockholders (the
"Meeting") of Deutsche High Income Opportunities
Fund, Inc. (the "Fund") was held on September 30,
2016. At the close of business on July 20, 2016, the record date for the determination of stockholders entitled to vote at the Meeting, there were issued and outstanding 15,181,369.64 shares of the Fund's common stock, each share being entitled to one vote, constituting all of the Fund's outstanding voting securities. At the Meeting, the holders of 14,461,988 shares of the Fund's common stock were represented in person or by proxy, constituting a quorum. The following matters were voted upon by the stockholders of the Fund.

1.	To elect the following four individuals as Class
III Directors of the Fund.

All of the nominees received a sufficient number of votes to be elected. (the resulting votes are presented below):
      N
umber
of
Votes:

For
Withheld
Henry P.
Becton, Jr.
10,936,058
3,525,930
Paul K.
Freeman
11,024,365
3,437,623
William
McClayton
10,930,387
3,531,601
Jean Gleason
Stromberg
11,019,647
3,442,341